EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 outstanding pertaining to the Stock Option plan of Coastal Caribbean Oils & Minerals, Ltd. of our report dated February 22, 2006 relating to our audit of the consolidated financial statements of Coastal Caribbean Oils & Minerals, Ltd. for the year ended December 31, 2005 included in this Annual Report (Form 10K) for the year ended December 31, 2005.

We also consent to the reference to our firm under the caption "Consent of experts and counsel" in such Annual Report.

/s/ Baumann, Raymondo & Company PA
Tampa, Florida
March 7, 2006